EXHIBIT 10.14

AGREEMENT OF SETTLEMENT AND MUTUAL RELEASE

This agreement (the “Agreement”), effective as of September 13, 2004 (the “Effective Date”), is entered into by and between The Knot, Inc. (“The Knot”) and America Online, Inc. (“AOL”) (hereinafter collectively, “the Parties”).

WHEREAS, The Knot and AOL were parties to the Amended and Restated Anchor Tenant Agreement, effective as of July 23, 1999, as amended (the “Anchor Tenant Agreement”);

WHEREAS, there is a dispute between AOL and The Knot relating to the balance due and payable to AOL under Section 1.5 of the Anchor Tenant Agreement (“the Amount Due”);

WHEREAS, AOL denies any and all wrongdoing of any kind whatsoever on the part of itself, its present and former parent, subsidiary, affiliated, and related corporations or entities, and any shareholders, officers, directors, agents, partners, or employees of any of the foregoing entities (hereinafter collectively “the AOL Persons and Entities”); and The Knot denies any and all wrongdoing of any kind whatsoever on the part of itself, its present and former subsidiary, affiliated, and related corporations or entities, and any shareholders, officers, directors, agents, partners, or employees of any of the foregoing entities (hereinafter collectively “the Knot Persons and Entities”); AOL denies that it or any of the AOL Persons and Entities have breached any agreement or violated any statute or provision of the common law, and AOL states that it has fulfilled its obligations under the Anchor Tenant Agreement; and The Knot denies that it or any of the Knot Persons and Entities have breached any agreement or violated any statute or provision of the common law; and the Knot states that it has fulfilled its obligations under the Anchor Tenant Agreement

WHEREAS, the Parties desire to resolve this matter, and, therefore, have agreed to compromise, settle, and mutually release any and all claims between them arising out of the Amount Due, in order to avoid the further expense, inconvenience, and distraction of burdensome and protracted litigation;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements contained herein, the Parties agree as follows:

1.        The Knot agrees to pay to AOL the single sum of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Payment”), which sum shall constitute full and final settlement of any and all claims arising out of the Amount Due. The Knot shall deliver the Payment to AOL by wire or check within two (2) business days after full execution of this Agreement. In the event the Payment is not received by AOL on or before September 15, 2004, this Agreement shall be null and void.

2.       Upon AOL’s timely receipt of the Payment, The Knot will hereby waive, release, acquit, covenant not to sue, and forever discharge AOL and all of the AOL Persons and Entities from any and all claims, obligations, debts, sums of money, accounts, demands, and causes of action whatsoever, whether known or unknown, which arose or might have arisen from the beginning of time through and including the date of the execution of this Agreement, including, but not limited to, existing as of the date of this Agreement, which were made or could have been made as of the Effective Date of this Agreement, arising out of or relating to the Amount Due. The Knot’s obligations pursuant to this paragraph shall not be effective until, and are expressly conditioned on, AOL’s timely receipt of the Payment.

3.       Upon AOL’s timely receipt of the Payment, AOL will hereby waive, release, acquit, covenant not to sue, and forever discharge The Knot and all of the Knot Persons and Entities from any and all claims, obligations, debts, sums of money, accounts, demands, and causes of action whatsoever, whether known or unknown, which arose or might have arisen from the beginning of time through and including the date of the execution of this Agreement, including, but not limited to, existing as of the date of this Agreement, which were made or could have been made as of the Effective Date of this Agreement, arising out of or relating to the Amount Due. AOL’s obligations pursuant to this paragraph shall not be effective until, and are expressly conditioned on, AOL’s timely receipt of the Payment.

4.        The Parties each acknowledge that they may hereafter discover facts different from or in addition to those they now know or believe to be true with respect to the Amount Due and that they each expressly agree to assume the risk of the possible discovery of such additional or different facts and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.

5.        The Parties expressly warrant and represent that they have fully informed themselves of the terms and legal effects of this Agreement, that no promises or representations have been made to induce their execution of this Agreement except those set forth herein, that they have relied on independent judgment and the advice of their own counsel in executing this Agreement, and that they have full authority and capacity to execute this Agreement and that the Agreement, once executed, shall be lawful and binding upon each of them, and their successors, heirs, assigns, executors, and administrators.

6.        This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, assigns, executors, and administrators.

7.        THE PARTIES EXPRESSLY AGREE THAT THE TERMS OF THIS AGREEMENT ARE TO BE KEPT STRICTLY CONFIDENTIAL. The terms of this Agreement, specifically including but not limited to the amount set forth in Paragraph 1, including all documents executed in conjunction with this Agreement, shall not be revealed to any third persons or entities without the prior express written consent of AOL; provided that nothing in this Agreement shall prohibit the Parties from disclosing to third parties the fact that the matter has been settled on terms satisfactory to all Parties, without otherwise disclosing such terms; and provided further than nothing in this Agreement shall prohibit the Parties from disclosing to their tax advisors, retained accountants, and attorneys such information as is reasonably necessary in connection with the preparation or review of that party’s income tax returns, financial statements or SEC filings, so long as said advisors, accountants, and attorneys owe a duty of confidentiality to the disclosing Party prior to such disclosure; and provided further than nothing in this Agreement shall prohibit such disclosure as is required by law, rule, regulation or government or court order, including but not limited to the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body. In the event of such required disclosure, The Knot will provide at least five (5) business days prior written notice of such proposed disclosure to AOL. Further, in the event such disclosure is required of the Knot under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, the Knot will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body. Notwithstanding the foregoing, the provisions of this paragraph 7 shall not apply to (1) The Knot’s Form 8-K filing with the SEC disclosing that The Knot has entered into this Agreement with AOL, including a description of the material terms of this Agreement, and (2) The Knot’s periodic report filing with the SEC to which this Agreement in its entirety, without redaction, will be filed as an exhibit.

8.       Each Party represents and warrants that it possesses the authority and rights necessary to make the grants and commitments contained herein and that it has not assigned, transferred, pledged, or hypothecated, or purported to assign, transfer, pledge, or hypothecate, any actual or alleged causes of action or claims that would otherwise be subject to this Agreement.

9.        This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereunder. The Knot hereby irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia in connection with any action arising under this Agreement.

10.      The Parties agree that the terms of this Agreement were entered into after negotiations and that the terms of this Agreement shall not be construed against either party as the drafter of such terms.

11.     Each of the covenants and agreements set forth herein are contractual and not a mere recital and shall survive the execution hereof.

12.      This Agreement may be executed in multiple counterparts and by facsimile signature and, when fully executed, each counterpart or facsimile signature shall constitute an original Agreement.

13.      This Agreement constitutes the entire agreement between the Parties. This Agreement supersedes all prior discussion, negotiations, representations, and agreements, oral or written, of the parties concerning the subject matter hereof, and all such prior discussions, negotiations, representations, and agreements, oral or written, are merged herein and are of no further force or effect. There are no oral representations or warranties between or among the Parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by all Parties.

14.      Any terms of the Anchor Tenant Agreement that expressly by their terms, or by the terms of the Anchor Tenant Agreement, survive the termination or expiration of the Anchor Tenant Agreement shall continue in full force and shall not be deemed ineffective by the existence of this Agreement.

IN WITNESS HEREOF, this Agreement is executed as of the date and year first written above.

THE KNOT, INC.
By:	/s/ RICHARD SZEFC

Name: Richard Szefc Title: CFO Date: 9/13/04

AMERICA ONLINE, INC.
By:	/s/ DAVID A. CAPOZZI

Name: David A. Capozzi Title: Vice President, AOL Media Networks Date: 9/22/04